As filed with the Securities and Exchange Commission on June 2, 2021.

Registration Nos. 333-251898

333-210073

333-180171

333-163806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-251898

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-210073

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180171

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-163806

UNDER

THE SECURITIES ACT OF 1933

CANTEL MEDICAL LLC

f/k/a Cantel Medical Corp.

(Exact Name of Registrant as specified in its charter)

Delaware	22-1760285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Clove Road, Little Fallas, New Jersey 07424

(Address of Principal Executive Offices) (Zip Code)

2020 EQUITY INCENTIVE PLAN

2016 EQUITY INCENTIVE PLAN

CANTEL MEDICAL CORP. 2006 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Ronald Snyder

Secretary

5960 Heisley Road

Mertor, Ohio 44060

(Name and address of agent for service)

(440) 354-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Cantel Medical LLC (f/k/a Cantel Medical Corp.) (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $0.10 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, that may have been taken in the interim):

•	File No. 333-251989, as filed with the Commission on January 5, 2021, pertaining to the registration of an aggregate of 2,003,935 shares of Common Stock issuable under the 2020 Equity Incentive Plan.

•	File No. 333-210073, as filed with the Commission on March 10, 2016, pertaining to the registration of an aggregate of 1,200,000 shares of Common Stock issuable under the 2016 Equity Incentive Plan.

•

File No. 333-180171, as filed with the Commission on March 16, 2012, pertaining to the registration of an aggregate of 600,000 shares of Common Stock issuable under the Cantel Medical Corp. 2006 Equity Incentive Plan.

•

File No. 333-163806, as filed with the Commission on December 17, 2009, pertaining to the registration of an aggregate of 385,000 shares of Common Stock issuable under the Cantel Medical Corp. 2006 Equity Incentive Plan.

On June 2, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 12, 2021, as amended, by and among the Registrant, STERIS plc, a company incorporated under the laws of Ireland (“Parent”), Solar New US Holding Corporation (f/k/a Solar New US Holding Co, LLC), a Delaware corporation and indirect and wholly-owned subsidiary of Parent (“US Holdco”), and Crystal Merger Sub 1, LLC, a Delaware limited liability company and direct and wholly-owned subsidiary of US Holdco, Parent completed its previously announced acquisition of the Registrant in a series of transactions (the “Mergers”).

As a result of the Mergers, any offerings of the Registrant’s securities pursuant to the Registration Statements have been terminated. This Post-Effective Amendment to the Registration Statements is being filed to terminate the effectiveness of the Registration Statements and remove from registration any and all securities previously registered but unsold under the Registration Statements as of the effective time of the Mergers. In accordance with undertakings made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, in the State of Ohio, on June 2, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Cantel Medical LLC

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President